Exhibit 23

Consent of Independent Certified Public Accountants

As independent certified public accountants, we hereby consent to the incorporation of our reports included in and incorporated by reference in this Form 10-K, into the Company’s previously filed Registration Statements File Nos. 333-06657, 333-76025, 333-61016 and 333-88876 on Form S-8.

/s/ Grant Thornton LLP

Grant Thornton LLP
Southfield, Michigan
February 7, 2003